Exhibit (d)(xxiv)

AMENDMENT TO SUBADVISORY AGREEMENT

This AMENDMENT TO SUBADVISORY AGREEMENT is dated as of August 22, 2008, by and among AIG SUNAMERICA ASSET MANAGEMENT CORP., a Delaware Corporation (the “Adviser”) and BLACKROCK INVESTMENT MANAGEMENT LLC., a Delaware limited liability company (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated September 30, 2006, as amended, pursuant to which the Subadviser furnishes investment advisory services to certain series of SunAmerica Focused Series, Inc. (the “Fund”) as listed on Schedule A of the Subadvisory Agreement; and

WHEREAS, the parties desire to further amend the Subadvisory Agreement to reflect: (i) the removal of two series, Focused Large-Cap Value Portfolio and Focused Large-Cap Growth Portfolio, from Schedule A, and the addition of a new series, Focused Growth and Income Portfolio, to Schedule A, and (ii) that the Subadviser may, in certain cases, provide investment advisory services with respect to all of the assets of a series, and to clarify the subadviser’s compliance responsibilities in connection therewith; and

WHEREAS, the Board of Directors of the Fund has approved this Amendment to Subadvisory Agreement and it is not required to be approved by the shareholders of the Portfolios.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	Schedule A of the Subadvisory Agreement shall be replaced with the Schedule A attached hereto.

2.	The second sentence of the first paragraph in section 1(a) shall be replaced with the following:

“Pursuant to this Subadvisory Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of each Portfolio, or a portion of each Portfolio’s assets allocated to it, as set forth on Schedule A attached hereto.”

3.	The first two sentences in the third paragraph of section 1(a) of the Subadvisory Agreement shall be replaced with the following:

“The Subadviser represents and warrants to the Adviser that it will manage each Portfolio, or portion of each Portfolio’s assets allocated to it, as set forth on Schedule A, in compliance with all applicable federal and state laws governing its operations and investments. Without limiting the foregoing and subject to Section 11 (c) thereof, the Subadviser represents and warrants (1) that the Subadviser’s management of all or portion of the assets of a Portfolio, as the case may be, will be designed to achieve qualification by each Portfolio to be treated as a “regulated investment company” under subchapter M, chapter 1 of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) compliance with (a) the provisions of the Act and rules adopted thereunder that relate to the investment of Portfolio assets, including depositing those assets in custody with institutions designated by the Corporation to the extent the Subadviser has the authority over such assets; and (b) federal and state securities and commodities laws applicable to Subadviser’s portfolio management responsibilities; provided that for purposes of Section 17(a), (d) and (e) of the Act, the Subadviser shall effect compliance only in relation to its own affiliates and to affiliated persons identified to it by the Adviser.”

4.	The second sentence of section 3 shall be replaced with the following:

“As full compensation for the Subadviser under this Agreement, the Adviser agrees to pay to the Subadviser a fee at the annual rates set forth in Schedule A hereto with respect to each Portfolio, or portion thereof that the Subadviser manages.”

5.	The second sentence of section 11(c) shall be replaced with the following:

“The Adviser and Subadviser each agree that, to the extent the Subadviser is responsible for managing only a portion of a Portfolio, the Subadviser shall manage the portion of the assets of the Portfolio allocated to it as if it were a separate operating portfolio and shall comply with subsections (a) and (b) of Section 1 of this Subadvisory Agreement (including, but not limited to, the investment objectives, policies and restrictions applicable to a Portfolio and qualifications of a Portfolio as a regulated investment company under the Code) with respect to the portion of assets of a Portfolio allocated to the Subadviser.”

6.	This Amendment to the Subadvisory Agreement is effective as of August 22, 2008.

7.	The Subadvisory Agreement shall continue in full force and effect with respect to Focused StarALPHA Portfolio until August 31, 2008 and Focused Growth & Income Portfolio until August 31, 2009, and from year to year thereafter, in accordance with the terms set forth in section 14 of the Subadvisory Agreement.

8.	The Subadvisory Agreement, as expressly amended hereto, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

AIG SUNAMERICA ASSET MANAGEMENT CORP.

By:
Name:	Peter A. Harbeck
Title:	President & CEO

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:
Name:
Title:

SCHEDULE A